To the Board of Directors:

The April 16, 2007 8K filing, a copy of which I received today, invites me to report any errors or inaccuracies. It is inaccurate in certain respects, and may not adequately inform potential investors and existing shareholders as to the terms of my departure.

Item 1.01 incorrectly describes the terms of the settlement, and is apparently drawn from an earlier version of the document which I understand OXIS did not sign due to cash flow issues it was facing in December 2006. As a result of those issues, the final terms provide, as you know, for a much more extended period of payment of the severance amount and include provisions for acceleration in the case of default or attainment of certain funding goals. Second, the latest date for exercise of the outstanding options granted to me by the Company is not September, 2009, but rather the 5th anniversary of the option grant date or February 15, 2010, whichever is later.

Thank you for your attention

Steve Guillen

April 17, 2007